Exhibit 23.1

KPMG LLP	Telephone	+1 212 758 9700
345 Park Avenue	Fax	+1 212 758 9819
New York, NY 10154-0102	Internet	www.us.kpmg.com

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Citigroup Inc.:

We consent to the use of our reports dated March 1, 2013, except as to Notes 3, 4, 5, 6, 10, 11 and 17 which are as of August 30, 2013, with respect to the consolidated balance sheets of Citigroup Inc. and subsidiaries (“Citigroup”) as of December 31, 2012 and 2011, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of Citigroup’s internal control over financial reporting as of December 31, 2012, incorporated by reference in this registration statement on Form S-3 (“the Registration Statement”) of Citigroup Inc. and to the reference to our firm under the heading “Experts” in the Registration Statement.

September 9, 2013

KPMG LLP is a Delaware limited liability partnership. the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity